APPENDIX J

Code of Ethics

ROSEN CAPITAL ADVISORS, LLC

CODE OF ETHICS

APRIL 2014

Rosen Capital Advisors, LLC (“RCA”) is registered as an investment adviser with the State of California, and in the future may register as an investment adviser with the Securities and Exchange Commission (the “SEC”).

RCA has adopted the policies and procedures set forth in this Code of Ethics (this “Code”) which govern the activities of each member, manager, officer, and employee of RCA (collectively, the “Employees”).

1.	PURPOSE OF CODE OF ETHICS

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC-registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the adviser requires of its employees, requires employees to comply with applicable federal securities laws, 8 and sets forth provisions regarding personal securities transactions by employees.

In addition, Rule 204A of the Advisers Act requires the investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information.  Furthermore, the investment adviser and each of its employees has a fiduciary obligation to the adviser’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the adviser or such employees by its clients.  Finally, because the investment adviser and each of its employees is a fiduciary to the adviser’s clients, the adviser and such employees must maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the adviser or such employees, on the one hand, and the adviser’s clients, on the other.

To ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, RCA has adopted the policies and procedures set forth in this Code.  The policies and procedures set forth in this Code are intended to articulate RCA’s policies, educate the Employees about the issues and RCA’s policies, establish procedures for complying and monitoring compliance with those policies and procedures, and ensure to the extent feasible that RCA satisfies its obligations in this area.  By doing so, RCA hopes to ensure that the highest ethical standards are maintained by RCA and its Employees and that the reputation of RCA is sustained.

8
“Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of the Gramm- Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

2.	FIDUCIARY OBLIGATIONS IN GENERAL

As a fiduciary to RCA’s clients, each Employee must avoid actual and apparent conflicts of interest with RCA’s clients.  Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts.  Also, the SEC has determined that it is a conflict of interest for an Employee to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of RCA’s clients.  If so, Employees are first obligated to make such limited opportunity available to RCA’s clients.  More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited.  Specifically, an Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or to be acquired by an RCA client may not:

è	Employ any device, scheme or artifice to defraud RCA’s clients;

è
Make any untrue statement of a material fact to RCA’s clients or omit to state a material fact necessary in order to make the statements made to RCA’s clients, in light of the circumstances under which they are made, not misleading;

è	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on RCA’s clients; or

è	Engage in any manipulative practice with respect to RCA’s clients.

Questions regarding the Code should be directed to the Chief Compliance Officer.

3.	DEFINITIONS

For purposes of this Code:

3.1          “Access Person” means any Employee (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client of RCA, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  All principals and officers of RCA are presumed to be Access Persons.  Every Employee should consider himself or herself an Access Person unless otherwise specifically exempted by the Managing Member and the Chief Compliance Officer, or unless he or she falls within a class exempted by the Managing Member and the Chief Compliance Officer.  Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature or duties and access to information about RCA.  Such person will be notified when he or she is considered an Access Person.

3.2          “Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

3.3          “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act.  In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security.  The definition of “beneficial ownership” is complex, and questions regarding whether an Employees has a beneficial interest in a security should be directed to the Chief Compliance Officer.  Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

3.4          “Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

3.5          “Inside Information” means material nonpublic information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security, including for example nonpublic information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier.  Any nonpublic information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners).  Information is considered nonpublic until the market has had a reasonable time after public announcement to assimilate and react to the information.

3.6          “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506.  Limited Offerings are sometimes referred to as private placements of securities.

3.7          “Personal Account” means any securities and futures account of an Employee in which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts for RCA’s clients, except those clients who fall within the list in the next sentence). An account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the Chief Compliance Officer agree otherwise in writing: (i) an Employee; (ii) the spouse of an Employee; (iii) any child of any Employee under the age of 21 of an Employee, whether or not residing with the Employee; (iv) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (v) any other account in which the Employee has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a beneficial interest).

3.8          “Publicly Traded Security” means any equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, any index stock or bond group option that includes such equity or debt instrument, and futures contract on stock or bond groups that includes such equity or debt instrument, and any option on such futures contract.  A Publicly Traded Security also means any security traded on foreign security exchanges, and publicly traded shares of registered closed-end investment companies, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities.  Securities issued by mutual funds, U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution (such as bankers’ acceptances, certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements) and U.S. and foreign currency (collectively, “Non-covered Securities”) are not considered Publicly Traded Securities for the purpose of this Code.

3.9          “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

3.10        “Reportable Security” means a Security, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

3.11         “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

3.12        “Security Held or to be Acquired” includes: (i) any Reportable Security which, within the most recent 15 days: (a) is or has been held by any client of RCA; or (b) is being or has been considered by RCA for purchase by any client of RCA; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security described in clauses (i) or (ii) above.

4.	INSIDER TRADING

It is unlawful to engage in Insider Trading (as defined below).  This means, in general, that no “insider” may (i) purchase or sell a Security on the basis of material nonpublic information or (ii) communicate material nonpublic information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of Securities of such company.  Because RCA does not have an investment banking division or affiliate, it is anticipated that Employees will not routinely receive “inside information.”  From time to time, however, Employees may receive such information.  To educate Employees, more information describing “Insider Trading” and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by Employees are also described.

4.1	Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person’s use of material nonpublic information in connection with transactions in Securities and (ii) certain communications of material nonpublic information.

The laws concerning Insider Trading generally prohibit:

è	The purchase or sale of Securities by an insider, on the basis of material nonpublic information;

è
The purchase or sale of Securities by a non-insider, on the basis of material nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

è
The communication of material nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of Securities.  This is known as “tipping,” which is a violation of the insider trading laws, even if the “tipper” did not personally benefit.

4.2	Who Is an Insider?

The concept of “insider” is broad.  It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity.  In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes.  A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty.  Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

4.3	What Is Material Information?

Trading on the basis of inside information is not a basis for liability unless the information is “material.”  Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities.  Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.  Material information does not have to relate to a company’s business; it can be significant market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

4.3.1	What Is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Information remains nonpublic until a reasonable time elapses after it is disseminated.  While no specific rule exists, generally trading 24 hours after the public dissemination of information would not be prohibited (though the wait period may be shorter when a press release is involved).  Market rumors are not considered public information.

4.3.2	What Is “Trading on the Basis of” Material Nonpublic Information?

Generally, a purchase or sale of a Security is made “on the basis of” material nonpublic information about that Security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

4.3.3	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:

è	civil injunctions;

è	disgorgement of profits;

è	jail sentences;

è
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

è
fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by RCA, including dismissal of the persons involved.

4.4	Policy Statement Regarding Insider Trading

RCA expects that each of its Employees will obey the law and not trade on the basis of material nonpublic information.  In addition, RCA discourages its Employees from seeking or knowingly obtaining material nonpublic information, except in the normal course of their duties for RCA.

4.5	Procedures to Prevent Insider Trading

If any Employee receives any information which may constitute material nonpublic information, the Employee (i) may not buy or sell any Securities, including options or other Securities convertible into or exchangeable for such Securities, for a Personal Account or a client account, utilizing or on the basis of such information, (ii) may not communicate such information to any other person, including family members and friends (other than the Chief Compliance Officer) and (iii) must discuss promptly such information with the Chief Compliance Officer.

It is a good practice for each Employee who routinely contacts issuers or analysts to identify himself or herself as being associated with RCA and identify RCA as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such Employee identified himself as associated with RCA).

4.6	Expert Network Firms

Expert network firms connect industry experts with investment managers in order to research targeted industries, purportedly providing professional investment research.  The industry experts, often referred to as “consultants,” are typically employees who provide information and data regarding their employer.  It is not consistent with this Code to pay expert network firms to access confidential information about publicly traded companies.  In the event RCA engages an expert network firm, the following procedures will apply:

è	Prior to utilizing the expert network firm, RCA will perform adequate due diligence on the firm, which would include reviewing any insider trading controls in place at the firm; and

è
The Chief Compliance Officer must review the terms of any agreement with the expert network firm.  Such an agreement will include an explicit statement that RCA does not wish to receive any material nonpublic information through the use of the firm.

5.	CHINESE WALL PROCEDURES

The SEC has long recognized that procedures designed to isolate material nonpublic information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of this inside information to an entire company.  These types of procedures are known as Chinese Wall procedures.  In those situations where RCA believes inside information can be isolated, the following Chinese Wall procedures would apply.  These Chinese Wall procedures are designed to “quarantine” or “isolate” the individuals or select group of persons within the Chinese Wall.

5.1	Identification Of The Walled-In Individual Or Group

The persons subject to the Chinese Wall procedures will be identified by name or group designation. If the Chinese Wall procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Chinese Wall likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate.  When the information is received as a result of being on a Creditors’ Committee, serving on a Board in a capacity related to RCA’s investment activities, or receiving deal-specific information, the walled-in group generally will refer to the group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group. Determination of the breadth of the Chinese Wall is fact-specific and must be made by the Chief Compliance Officer.  Therefore, as noted above, it is important for RCA employees to advise the Chief Compliance Officer if they come into possession of material nonpublic information. Employees generally are discouraged from serving on the Board of Directors of a public or private company because of the potential conflicts of interest, and no Employee may accept a position on a company’s Board of Directors without the prior written approval of the Chief Compliance Officer.

5.2	Isolation Of Information

Fundamental to the concept of a Chinese Wall is that the inside information be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

5.2.1	Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the Chief Compliance Officer.  Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones.  In some cases using code names for the subject company as a precautionary measure may be appropriate.  If persons outside of the group are aware of an employee’s access to information and ask the employee about the target company, the employee should simply tell such persons that he or she is not at liberty to discuss it.  On occasion, discussing the matter with someone at RCA outside of the group may be desirable.  However, no such communications should be held without first receiving the prior clearance of the Chief Compliance Officer.  In such case, the person outside of the group and possibly his or her entire department, thereby will be designated as “inside the wall” and will be subject to all Chinese Wall restrictions in this policy.

5.2.2	Restrictions on Access to Information

The files, computers, and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group.  In certain circumstances, adequate physical segregation of the group exists, whereby access would be very limited.  However, in other cases with less physical segregation between the group and others, additional precautionary measures should be taken to ensure that any confidential nonpublic information is kept in files that are secure and not generally accessible.

5.3	Trading Activities By Persons Within The Wall

Persons within the Chinese Wall are prohibited from buying or selling Securities in the subject company, whether on behalf of RCA, RCA’s clients or in personal transactions.  This restriction would not apply in the following two cases: (i) where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given, and (ii) in connection with a liquidation of a client account in full, the Security in the affected account may be liquidated if the client has specifically instructed RCA to liquidate the account in its entirety and if no confidential information has been shared with the client.  In this circumstance, RCA would attribute the purchase or sale to the direction of the client rather than pursuant to RCA’s discretionary authority and RCA would be acting merely in an executory capacity (again, assuming no confidential information has been shared with the client).  The liquidating portfolio manager should confirm to the Chief Compliance Officer in connection with such a liquidation that no confidential information was shared with the client.  Note that if the transaction permitted under (i) above is a secondary trade (vs. a direct company issuance), the Chief Compliance Officer should be consulted to determine disclosure obligations to the counterparty of the inside information in RCA’s possession.

5.4	Termination Of Chinese Wall Procedures

When the information has been publicly disseminated and a reasonable time has elapsed, or if the information has become stale, the Chinese Wall procedures with respect to the information generally can be eliminated.  The person who contacted the Chief Compliance Officer to have the Chinese Wall established must notify the Chief Compliance Officer when the Chinese Wall can be terminated.  This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure to an analyst or receipt of deal-specific information.  However, persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the Board of Directors or on a Creditors’ Committee) would be subject ordinarily to the Chinese Wall procedures on a continuing basis and may be permitted to trade only during certain
“window periods” when the company permits such “access” persons to trade.

6.	RESTRICTED SECURITIES LIST

Securities for foreign and domestic public reporting companies where RCA personnel serve as directors, board observers, officers, or members of official creditors’ committee, or about which RCA personnel have material nonpublic information or have an agreement or arrangement to maintain information as confidential will be placed on a restricted securities list. Once a company is placed on the restricted securities list, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the Chief Compliance Officer.

The restricted securities list is updated by (or under the direction of) the Chief Compliance Officer, who distributes it to the following personnel in RCA’s offices: all traders, portfolio managers, analysts, investment control, securities clearance, as well as certain other individuals.  This list is issued whenever an addition, deletion or modification occurs, in addition to periodically if no changes have been made (unless there are no current Securities on the list). In some cases, the list may note a partial restriction (e.g., restricted as to purchase, restricted as to sale, or restricted as to a particular group or person).  The Chief Compliance Officer updates an annotated copy of the list that explains why each item is listed and has a section giving the history of each item that has been deleted.

6.1	Consent to Service on Board of Directors and Creditors’ Committees

To monitor situations where material nonpublic information may become available by reason of a board position, employees are required to obtain consent for accepting positions on boards of directors whether as part of RCA duties or in a personal capacity.  Similarly, consent is required for employees to sit on creditors’ committees.  To obtain consent, please contact the Chief Compliance Officer.

7.	OTHER CONFIDENTIAL INFORMATION

Certain information obtained by RCA that does not constitute “inside” information still constitutes confidential information that must be protected by RCA and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

7.1	Confidential Information Defined

As noted above, even if RCA and its Employees do not receive material nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about RCA’s clients, and they will also receive confidential or proprietary information about RCA’s affairs.

“Confidential Information” means any nonpublic information concerning RCA’s activities or developed by RCA or received by RCA under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by any other person.

Confidential Information may be in written, audio, video or computer readable form, or may be acquired through conversations in which an Employee is a party or which he or she has overheard.  Such Confidential Information may include, among other things, information entrusted to RCA by its clients, including his or her name and related financial information, the names of Securities RCA intends to buy or sell, and new product information or business plans.

Given the breadth of the above, all information that an Employee obtains through RCA should be considered confidential unless that information is specifically available to the public.

7.2	Policy Statement Regarding Use and Treatment of Confidential Information

All Confidential Information, whatever the source, may be used only in the performance of the Employee’s duties with RCA.  Confidential Information may not be used for any personal purpose, including the purchase or sale of Securities for a Personal Account.

7.3	Procedures Regarding Use and Treatment of Confidential Information

Employees have an obligation to be aware of, and sensitive to their treatment of Confidential Information.  To safeguard this information:

è
Precautions must be taken to avoid storing Confidential Information in plain view in public areas of RCA’s facilities, including the reception areas, conference rooms and kitchens, and Employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

è	Visitors must be escorted in and out of the office by Employees.

è	Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

è
Unless required by law, Confidential Information may not be shared with any person, including any spouse or other family member, who is not an Employee (or is not otherwise subject to a confidentiality agreement with RCA) and who does not have a reason relating to such Employee’s responsibilities within RCA to know that information.

8.	PERSONAL TRADING

8.1	Fiduciary Duty to Avoid Conflicts of Interest with Client Accounts

Because RCA and each of its Employees is a fiduciary of RCA’s clients, such persons must avoid actual and apparent conflicts of interest with RCA’s clients.  A client’s interest takes precedence over the personal interests of RCA and its Employees.  If a potential conflict arises, RCA and the Employee must resolve the matter in the client’s favor.

An actual or apparent conflict of interest could arise when both an Employee and RCA, on behalf of a client, engage in a transaction involving the same Security.  In such cases, transactions for client accounts must take precedence over personal transactions.

Conflicts of interest also may arise when an Employee becomes aware of Limited Offerings, such as private placements, or offerings in interests in limited partnerships or any thinly traded Securities, whether public or private.  Because of the inherent potential for conflict, Limited Offerings demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

8.2	Policy Statement Regarding Personal Trading

RCA recognizes that the personal investment transactions of its Employees and members of their immediate families demand the application of a strict code of ethics.  Consequently, RCA requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between RCA and its Employees, on the one hand, and the client, on the other hand.  Thus, RCA has adopted the procedures set forth below.

8.3	Personal Account Exemptions for Publicly Traded Securities

If an Employee certifies in writing that (i) the certifying Employee does not influence the investment decisions for any specified account of a spouse, child or dependent person and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Chief Compliance Officer may, in his or her discretion, determine that such an account is not the Employee’s Personal Account and that purchases and sales of Publicly Traded Securities for such account are not subject to the pre-clearance requirements of this Code set forth below.

Similarly, if an Employee certifies in writing that trading in an account in which he or she has direct or indirect beneficial ownership is managed by someone other than the Employee, such as a third party who exercises complete investment discretion in managing the account, the Chief Compliance Officer, may, in his or her discretion, determine that purchases and sales of Publicly Traded Securities for such account are not subject to the pre-clearance requirements of this Code set forth below.  In addition, written verification by the third party involved in the management of the account may also be required in certain circumstances.  If the Employee has any role in the managing the account, then this exception does not apply.

Securities held or traded in an excepted account are nonetheless required to be included in the Employee’s initial, annual and quarterly reports.  Any actual or appearance of a conflict of interest in the trading in the Employee’s excepted accounts may render these accounts subject to all of the provisions of this Code.

8.4	Procedures Regarding Personal Trading

8.4.1	Pre-Clearance

RCA requires written pre-clearance of purchases and sales of (i) all Publicly Traded Securities that are or will be held in an Employee’s Personal Account and (ii) all Limited Offerings or IPOs that are or will be beneficially owned by its Employees.  This pre-clearance is intended to protect both RCA and its Employees from even the appearance of impropriety with respect to any personal transactions.

If an Employee has any doubt as to whether the pre-clearance requirement applies to a particular Security, such Employee should check with the Chief Compliance Officer before entering into that transaction.

The pre-clearance requirement is satisfied by completing the appropriate pre-clearance form.  The Request for Pre-approval of Purchase or Sale of Publicly Traded Securities for Personal Account form (attached as Exhibit A) is to be used in most cases, with the exception of (a) investments in Limited Offerings or IPOs, which requires completion of the Request for Pre-approval of Purchase or Sale of a Limited Investment Opportunity form (attached as Exhibit B, the “Limited Investment Opportunity Form”) and (b) investments in any private investment fund for which RCA serves as investment adviser (each, a “Private Fund”), which requires completion of the applicable subscription documents for the Private Fund.  RCA will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or for appropriate business purposes, and Employees must do the same with respect to approvals or denials of any request for pre-clearance.

When an Employee intends to make an investment in a Private Fund, the applicable subscription documents for the Private Fund must be completed by the Employee and accepted by the general partner, managing member or board of directors of the Private Fund, as applicable, which will serve as pre-approval of the investment by RCA.  As part of the pre-clearance process, each Employee wishing to buy or sell a Security for a Personal Account must first confirm that he or she is not in receipt of any material nonpublic information (i.e., “inside information”) that would affect the price of that Security.  Pre-clearance is not automatically granted for every trade.  Trades for Personal Accounts generally must be consistent with recommendations and actions that RCA has taken on behalf of its clients.  Therefore, without the prior approval of the Chief Compliance Officer, an Employee may not take a position in a Security contrary to the position taken by RCA for its clients.

Except with respect to an investment in any Private Fund, approval of a trade in a Personal Account means that, to the best of the Chief Compliance Officer’s knowledge:

è
The Security is not then being considered for purchase or sale by RCA for any client.  A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated to the trading desk.

è
The Security is not in the process of being purchased or sold for a client of RCA, unless (i) such purchases or sales have been substantially completed, or (ii) the transaction in the Personal Account will be blocked with the client trades, in accordance with RCA’s Trade Allocation Procedures.

è	The Security was not purchased by any client of RCA within 7 calendar days prior to the purchase by the Employee.

If within the 7 calendar day period following a personal trade, a decision is made to purchase or sell the same Security for a client of RCA, the trade should be done for the client and an explanation of the circumstances must be reviewed by the Chief Compliance Officer.

8.4.2	Execution of Trades

The pre-clearance form must be completed on the day the Employee intends to initiate a transaction and the trade must be executed on that day, unless the CCO is satisfied in his sole judgment that such transaction will not create an actual or apparent conflict of interest with RCA’s clients and expressly permits a trade to be executed within a longer specified period of time.  If for some reason an Employee cannot initiate trade instructions within that period, or the trade cannot be executed on that date, a new form must be completed and the appropriate authorization must be obtained again.

8.4.3	Limited Investment Opportunities

When an Employee intends to effect a transaction that is an investment in a Limited Offering (e.g., a private placement, limited partnership (including hedge funds)), an IPO or any thinly traded public Security (each, a “Limited Investment Opportunity”), the Employee must first consider whether or not the planned investment is one that is appropriate for any clients of RCA.  Generally, RCA’s strategies would not include Limited Investment Opportunities. However, if a client’s account restrictions do not prohibit the acquisition of the Security, the Limited Investment Opportunity may be an appropriate investment for the client.  Therefore, the Employee must complete the Limited Investment Opportunity Form (attached as Exhibit B) and, through the Form, bring the Limited Investment Opportunity to the attention of the Chief Compliance Officer, to allow him or her to determine if the Limited Investment Opportunity should be offered to the clients of RCA.  Employees should be aware that completion of the Limited Investment Opportunity Form serves as confirmation that the Employee has considered the interests of the clients of RCA.

An Employee must complete a Limited Investment Opportunity Form for all transactions in which an Employee may acquire beneficial ownership in the Security being offered by the Limited Offering, regardless of whether or not such Security will be held in the Employee’s Personal Account.

The date on which the Limited Investment Opportunity Form is completed will generally be considered to be the trade date.  However, in many cases, the trade date may not have been established by the issuer or seller of the Limited Offering or IPO at the time the trade is initiated. The Employee should then indicate that the trade date will be the date on which the seller or issuer finalizes the trade.  As long as the Limited Investment Opportunity Form is completed within 15 days prior to the closing date of the transaction, the Employee will be considered to be in compliance with this Code.  This is also the case if an Employee is the seller of a Security originally purchased by such Employee in a Limited Investment Opportunity such as a Limited Offering.

8.4.4	Exceptions to the Pre-Clearance Requirements

The following types of investments are not required to be pre-cleared.  However, none of the transactions listed below are exempt from the periodic reporting requirements discussed below.

è
Blocked Trades.  If a proposed trade in a Security for a Personal Account is blocked with client trades in that Security in compliance with RCA’s Trade Allocation Procedures, the trade may be executed without obtaining pre-approval on the standard form and without determining that the proposed trade complies with the requirements above.  However, such transactions must be reported on the Employee’s Quarterly Transaction Report, and any holdings acquired in this manner must also be reported on the Annual Holdings Report.

è
Non-Volitional Transactions.  The pre-clearance requirements do not apply to transactions as to which an Employee does not exercise investment discretion at the time of the transaction.  For example, if a Security owned by an Employee is called by the issuer of that Security, the transaction does not have to be pre-cleared and the Security may be delivered without pre-clearance.  Similarly, if a option written by an Employee is exercised, then the stock may be delivered pursuant to that option without pre-clearing the transaction.  However, if it is necessary to purchase Securities in order to deliver them, the purchase of the Securities must be pre-cleared.  If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance.  All non-volitional transactions are required to be reported on the Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

è
Automated Investment Plans.  Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase.  If an Employee’s spouse participates in such a plan at his or her place of employment, the Employee must pre-clear participation in the plan upon commencement of employment, or upon the spouse’s commencement of participation in the plan.  Investments made through an Automated Investment Plan must be reported on an Employee’s Quarterly Transaction Report and on his or her Annual Holdings Report.

è
Tender Offers.  Tendering shares pursuant to a public tender offer is subject to special rules.  If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to Securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (RCA may be participating in the transaction on behalf of client accounts and an employee’s participation could reduce the number of shares able to be tendered on behalf of a client.) In either case, tender offers must be reported on an Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

8.4.5	Ban on Excessive Trading

Employees are expected to refrain from trading for short term profits.  To discourage such trading, all profits realized from “Client Securities” (as defined below) within a period of 60 days from the date of such an Employee’s most recent opening transaction in that Security (e.g., the most recent acquisition in the case of a sale, the opening of a short position in the case of a cover transaction), shall be disgorged to RCA or to a charitable organization at RCA’s direction.  If the position is being sold at a loss, the 60 day holding period will be waived.  Day Trading (buying and selling in the same Security on the same business day) of any Security is strictly prohibited.

“Client Securities” means those Securities that are currently held in any RCA client’s portfolio.  A list of Client Securities is available from the Chief Compliance Officer.  If an Employee owns stock that becomes a Client Security at some point in the future, the Employee is subject to the 60 day holding period restriction effective the day the stock becomes a Client Security.

9.	REPORTS OF PERSONAL TRANSACTIONS (FOR ALL REPORTABLE SECURITIES)

9.1          Submission of Reports.  In order for RCA to monitor compliance with this Code, each Employee shall submit, or shall cause to be submitted, to the Chief Compliance Officer the following reports:

9.1.1      Initial Holdings Report.  Each Employee shall submit to the Chief Compliance Officer a complete and accurate Initial Holdings Report in the form attached hereto as Exhibit B within 10 days of becoming an Employee, with information current as of a date no more than 45 days prior to the date of his or her employment.  The Initial Holdings Report includes all Reportable Securities the Employee had any direct or indirect beneficial ownership of upon commencement of employment by RCA, regardless of whether or not the Reportable Securities are held in the Employee’s Personal Account.  The Initial Holdings Report must contain, at a minimum, the following information:

è	The name of each Reportable Security and type of Security.

è	As applicable, the ticker symbol or CUSIP number.

è	As applicable, the number of shares or principal amount of each Reportable Security.

è	The name of any broker, dealer, or bank with which the Employee maintains an account in which any Reportable Securities.

è	The Employee’s signature and the date the Initial Holdings Report is being submitted.

9.1.2        Duplicate Confirmations and Account Statements.  Each Employee shall authorize the brokerage firm or other firm where such Employee’s Personal Accounts are maintained to send to the Chief Compliance Officer duplicate confirmations of all transactions in Reportable Securities effected for such Employee’s Personal Accounts.  A form letter to be used for this purpose is attached hereto as Exhibit D.

In addition, each Employee shall cause all of his or her brokers or other custodians to submit at least quarterly account statements for each of his or her Personal Accounts to RCA. The account statements shall be sent directly by the broker or other custodian to the Chief Compliance Officer regardless of whether any trading activity took place in the Personal Account during the quarter.

Because the Chief Compliance Officer must receive duplicate confirmations and broker statements for all Personal Accounts of an Employee, the Chief Compliance Officer must be made aware immediately of all brokerage account openings, changes, or closures.

è
New Employees and Employees wishing to open a new brokerage account may do so, but must immediately notify the Chief Compliance Officer (or his or her designee).  Employees who open a new brokerage account must ensure that the Chief Compliance Officer (or his or her designee) receives duplicate copies of trade confirmations and broker account statements.

è
If the account set up information of an account changes (e.g., a change to the name on the account or the account number), the Employee must immediately notify the Chief Compliance Officer (or his or her designee) and ensure that Chief Compliance Officer (or his or her designee) continues to receive duplicate copies of trade confirmations and broker account statements.

è	Once an account has been closed, the Employee must immediately notify the Chief Compliance Officer (or his or her designee).

9.1.3      Quarterly Transaction Reports.  Each Employee must submit Quarterly Transactions Reports in the form attached as Exhibit E within 30 days of the each calendar quarter end for all transactions during the quarter in Reportable Securities.  Each Employee must file a Quarterly Transaction Report even if such person made no purchases or sales of Reportable Securities during the period covered by the report.  The Quarterly Transaction Reports must contain, at a minimum, the following information:

è	The trade date of the transaction and the name of each Reportable Security.

è	As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

è	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

è	The price of the Reportable Security at which the transaction was effected.

è	The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

è	The signature of the Employee and the date the report is being submitted.

9.1.4       Annual Holdings Report.  Each Employee shall submit a complete and accurate Annual Holdings Report in the form attached hereto as Exhibit F.  The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.  At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.

9.2	Review and Retention of Reports

The Chief Compliance Officer shall review each duplicate confirmation, transaction report, holding report and compare the transactions reported against the Pre-approval Forms that were prepared during the month, the quarter or the year, as the case may be, to determine whether any violations of RCA’s policies or of the applicable securities laws took place.  If there are any discrepancies between trade confirmations and Pre-approval Forms, the Chief Compliance Officer shall contact such Employee to resolve the discrepancy.  Upon discovering a violation of these procedures, RCA may impose such sanctions as it deems appropriate, including a letter of censure or suspension, a fine or termination of the employment of the violator.  Where a violation of procedures affects a client account, RCA may require the trade to be unwound and any profits disgorged to the client account.

10.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

10.1	Introduction

In the United States, both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities.  These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions.  Accordingly, RCA has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

These policies regarding activities and political contributions apply to RCA and all its employees.  Failure to comply with these policies could result in civil or criminal penalties for RCA and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety.  These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

10.2	Overview

The following summarizes the key elements of RCA’s policies on political activities and contributions.  Each employee is responsible for being familiar and complying with the policies that follow this summary.  Generally speaking, because RCA may render services in connection with investment funds, companies or accounts which have state and local pension plans as investors, and because there are significant and materially detrimental consequences to RCA’s business (including but not limited to the possible forfeiture of management fees for multiple years) if RCA fails to observe a number of complex rules relating to political contributions (directly or through family members), no company officer or employee should engage in any form of political donation without express prior consultation with and authorization by the Chief Compliance Officer.

If an employee has any questions about political contributions or activities, he or she should contact the Chief Compliance Officer.

è	Neither RCA nor anyone working on behalf of RCA may solicit or make a political contribution for the purpose of assisting RCA in obtaining or retaining business.

è	RCA’s facilities (e.g., meeting spaces, reproduction equipment, computers) should not be used for political purposes.

è
Contributions by RCA – Federal law prohibits political contributions by RCA (or in RCA’s name) in support of candidates for federal office.  While some states do allow such contributions, legal restrictions on corporate donations to state and local candidates apply, so any RCA contributions must be approved, in writing, by the Chief Compliance Officer who will maintain a copy.

è
Contributions by Officers or Employees – The SEC and certain states have adopted “pay to play” restrictions that have the effect of severely limiting how political contributions can be made by RCA officers and employees.  Accordingly, all officers and Employees must obtain pre-clearance from the Chief Compliance Officer for any contributions to federal, state and local political officials or candidates, or for any fund raising activities on behalf of such officials or candidates.  This includes contributions of property as well as cash, and contributions related to travel, personal, transition or inaugural expenses.  These restrictions may also, in certain circumstances, apply to family members of an RCA officer or Employee.

è
Support of Candidates, Initiatives, and Special Purpose Organizations Hostile to Defined Benefit Plans – RCA considers the support of candidates, initiatives, or special purpose political action organizations that threaten or otherwise jeopardize the future of employer-sponsored or union-sponsored defined benefit plans that are intended to provide security to their members often to be against the interest of its client base.  As such, (i) RCA will not sponsor or contribute to such candidates, initiatives or special purpose political action organizations and (2) RCA employees are urged to not sponsor or contribute to such candidates, initiatives, or special purpose political action organizations.

è
Use of RCA’s name (even in biographical or professional descriptors) is prohibited in connection with explicit political activities of individuals unless required by law or permission has been granted by the Chief Compliance Officer.

è	Political contributions to U.S. candidates by persons who are not U.S. citizens or permanent resident aliens (“foreign nationals”) or by foreign businesses are prohibited by law.

è	Each individual is responsible for remaining within federal, state, and local contribution limits on political contributions and adhering to applicable contribution reporting requirements.

è	Use of RCA’s address on political contributions should be avoided unless required by law.

10.3	Political Contributions to Obtain or Retain Business

All persons are prohibited from making or soliciting political contributions where the purpose is to assist RCA in obtaining or retaining business.

10.4	Solicitations of RCA Employees on Behalf of Federal, State or Local Candidates or Committees

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

10.5	Contributions and Solicitations

All employees must comply with the following procedures when soliciting political contributions to candidates, party committees or political committees.  Solicitations or invitations to fundraisers must:

è	Originate from the individual’s home address;

è	Make clear that the solicitation is not sponsored by RCA; and

è	Make clear that the contribution is voluntary on the part of the person being solicited.

All employees are prohibited from:

è	Making political solicitations under the auspices of RCA, unless authorized in writing by the Chief Compliance Officer who will maintain a copy. Use of RCA letterhead is prohibited;

è	Causing RCA to incur additional expenses by using its resources for political solicitations, such as postage;

è	Reimbursing others for political contributions;

è
Using RCA’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the Chief Compliance Officer; and

è	Doing indirectly or through another person anything prohibited by these policies and procedures.

10.6	Political Contributions and Activities by Foreign Nationals

Foreign nationals and non-permanent resident aliens are prohibited by law from:

è	Making contributions, donations, expenditures, or disbursements (either directly or indirectly) in connection with any federal, state, or local elections;

è	Contributing or donating to federal, state or local political party committees; and

è	Making disbursements for federal, state, or local electioneering communications.

10.7	Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals and political committees.  Knowing and remaining within those limits is each employee’s responsibility.  In some jurisdictions, contribution limits apply to the aggregate of all of the employee contributions within the jurisdiction.

10.8	Political Activities on RCA Premises and Using RCA Resources

10.8.1	Federal, State, and Local Elections

All employees are prohibited from:

è
Causing RCA to incur additional expenses by using RCA resources for political activities, including expenditures such as the use of photocopier paper for political flyers, or RCA-provided refreshments at a political event, subject to some exceptions as described below; and

è
Directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities.

10.8.2	On Premises Activities Relating to Federal Elections

Federal law and RCA policy allow individuals to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate.  Such activities are permitted if and only if:

è	The political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month);

è	The activities do not prevent the individual from completing normal work and do not interfere with RCA’s normal activity;

è	The activities do not raise the overhead of RCA (e.g., using firm facilities that result in long distance phone charges, facsimile charges, postage or delivery charges, etc.); and

è
The activities do not involve services performed by other employees (secretaries, assistants, or other subordinates) unless the other employees are voluntarily engaging in the political activities in question.

10.8.3	Volunteers Who Are of Subordinate Rank

Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

10.8.4	On Premises Activities Relating to State and Local Elections

The laws and limitations on corporate political contributions and activities vary significantly from state to state.  In general, the guidelines and policies set forth above for activities related to federal elections should be followed.  Any questions should be directed to the Chief Compliance Officer.

11.	FOREIGN CORRUPT PRACTICES ACT

Each officer and Employee, as well as any agent, representative, business partner, consultant or contractor of RCA is prohibited from making or offering to make any payment to or for the benefit of any foreign official if the purpose of such payment is to improperly influence or induce that foreign official to obtain or retain business for RCA (a so-called bribe or kickback).

Facilitating payments are not included within this prohibition.  Facilitating payments are small payments made to low-level government officials to expedite or secure performance of a non-discretionary, routine government action.  Determining what is a facilitating payment is a legal determination that, if made incorrectly, could expose RCA to criminal prosecution.

Therefore, obtaining the written approval from the Chief Compliance Officer is mandatory before making any facilitating payment.

11.1	Who Is a Foreign Official?

A foreign official includes:

è	Government officials;

è	Political party leaders;

è	Candidates for office;

è	Employees of state-owned enterprises (such as state-owned banks or pension plans); and

è	Relatives or agents of a foreign official if a payment is made to such relative or agent of a foreign official with the knowledge or intent that it ultimately would benefit the foreign official.

11.2	What Type of Payments Are Prohibited?

All payments, whether large or small, are prohibited if they are, in essence, bribes or kickbacks, including:

è	Cash payments;

è	Gifts;

è	Entertainment;

è	Services; and

è	Amenities.

Such payments can involve the use of personal resources, as well as RCA resources, if they are made for the benefit, or on behalf, of RCA while the officer or Employee, or the agent, representative, business partner, consultant, or contractor of RCA, is acting within the scope of his or her duties for RCA.

11.2.1	What Are Permitted Activities?

Gifts, entertainment, or similar expenditures made to or for the benefit of a foreign official that are within certain controlled limits are permitted if they are not intended to be a bribe or kickback to that official.  As a result, engaging in these activities is permitted if they are permitted under this Code and they fit within the following guidelines.

11.2.1.1	Gifts

è	A gift must only be provided as a courtesy or token of regard or esteem, or in return for hospitality.

è	A gift should not be of excessive value.

è	A gift should be of a type and value that are customary in the foreign country and appropriate for the occasion.

è	A gift in cash or cash equivalents may not be made under any circumstances.

è	Gifts should not be given to any foreign official more than four times in any calendar year.

è
A gift should not be given if the person giving the gift knows, or has reason to know, that it is not permitted under the local laws of the foreign country or the regulations and guidelines of the official’s government organization.

11.2.1.2	Entertainment or Similar Expenditures

è
Entertainment or similar expenditures should not be paid if they are not commensurate with local custom or practice or if the person making such payment knows or has reason to know that they are not permitted under the local laws and regulations applicable to the foreign official.

è
Subject to the first bullet point in this Entertainment or Similar Expenditures subsection, travel, accommodation and meal expenditures may be paid in connection with investor or client conferences or meetings only (i) if and to the extent offered generally to all attendees, and (ii) if such expenditures are reasonable and not excessive.

è
Subject to the first bullet point in this Entertainment or Similar Expenditures subsection, business entertainment (including meals, sporting events, theater productions, or comparable events) may be provided (i) only if a legitimate business purpose exists for such entertainment, and (ii) such entertainment is reasonable and not excessive.

11.2.2	Reporting and Monitoring Requirements

Each officer and Employee must promptly report to the Chief Compliance Officer any request made by a foreign official for a payment that would be prohibited under this policy and any other actions taken to induce such a payment.  Furthermore, each officer and Employee must monitor the activities of any agent, representative, business partner, consultant, or contractor of RCA and promptly report any suspicious activity to the Chief Compliance Officer.

12.	REPORTING ILLEGAL OR SUSPICIOUS ACTIVITY – “WHISTLEBLOWER POLICY”

12.1	Policy

RCA is committed to high ethical standards and compliance with the law in all of its operations.  RCA believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law.  RCA strives to create an environment in which its employees can report these issues in good faith without fear of reprisal.

All Employees are asked to report illegal activity or activities that are not in compliance with RCA’s formal written policies and procedures, including this Code, to assist RCA in detecting and putting an end to fraud and unlawful conduct.  To that end, the whistleblower procedures below have been adopted.  The reports under the whistleblower procedures will not be anonymous, but these reports by a reporting Employee will be held confidentially by RCA except in extraordinary and limited circumstances.

RCA expects the exercise of the whistleblower policy to be used responsibly.  If an Employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

12.2	Procedure

In most cases, an Employee should be able to resolve issues or concerns with his or her manager.  However, instances may occur when this recourse fails or the employee has legitimate reasons to choose not to notify management.  Examples include, but are not limited to, circumstances in which the report involves the Employee’s manager or the manager fails to respond.  In such cases, RCA has established a system for Employees to report illegal activities or non-compliance with RCA’s formal written policies and procedures.

An Employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this whistleblower policy.  “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting Employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail.  The Employee making the report must identify himself or herself.  The Employee also should clearly identify that the report is being made pursuant to this whistleblower policy and in a context commensurate with the fact that the policy is being invoked (e.g., not in a casual conversation in a lunch room).  The report should be made to the following parties, in the order shown:

è	The Chief Compliance Officer, unless it would not be appropriate or that officer fails to respond; or

è	The Managing Member, as a last resort, particularly if the cause of the initial report persists.

The Chief Compliance Officer will consider the investigation as required.  Depending on the nature of the matters covered by the report, an officer or manager may conduct the investigation, or it may be conducted by the Chief Compliance Officer or by an external party.

The investigation will be conducted diligently by any appropriate action.

RCA understands the importance of maintaining confidentiality of the reporting Employee to make the whistleblower right effective.  Therefore, the identity of the Employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation determined by the Chief Compliance Officer.  Any disclosure shall be limited to the minimum required.  The Employee making the report will be advised if confidentiality cannot be maintained.

The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

Note that submitting a report that is known to be false is a violation of this whistleblower policy.

12.3	SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation.  To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million.  The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur.  In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

RCA’s employees can report a concern directly to the SEC and RCA will not interfere with a whistleblower’s efforts to communicate with the SEC.  Further, RCA will comply with the anti-retaliation provisions under the SEC whistleblower rules.

13.	MISCELLANEOUS

13.1	Importance of Adherence To Procedures

It is very important that all Employees adhere strictly to this Code.  Any violations may result in serious sanctions, including dismissal from RCA.

13.2	Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit G that he or she has received and followed this Code.  Each Employee will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

13.3	Reporting of Violation of the Code

All Employees should report promptly to the Chief Compliance Officer any violation of this Code.  All such reports will be treated confidentially to the extent permitted by law and RCA shall not retaliate against any individual who reports a violation of this Code.

13.4	Retention of Records

RCA shall retain all documents produced by the Chief Compliance Officer as required by this Code and all documents required to be submitted by Employees under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

13.5	Questions

Any questions regarding this Code should be referred to the Chief Compliance Officer.

List of Exhibits

Exhibit A	Form of Request for Pre-approval of Purchase or Sale of Publicly Traded Securities for Personal Account

Exhibit B	Form of Request for Pre-approval of Purchase or Sale of a Limited Investment Opportunity

Exhibit C	Initial Holdings Report

Exhibit D	Broker or Other Custodian Duplicate Confirmation Request Form Letter

Exhibit E	Quarterly Transaction Report

Exhibit F	Annual Holdings Report

Exhibit G	Annual Certification

Exhibit A

Form of Request for Pre-approval of Purchase or Sale of Publicly Traded Securities for
 Personal Account

Employee Name:	Account Name:

Date	Buy	Sell	Shares/ Amount	Security Name	Symbol	Broker	Price

I confirm that I am not in possession of any Inside Information (as defined in RCA’s Code of Ethics) concerning this security or its issuer.

Employee Signature:

Who should submit this form?	What trades require approval?

All Employees.	Publicly-Traded Securities, including stocks, bonds, options.

When should this form be submitted?	What trades do not require approval?

Before the trade is placed.	CDs, commercial paper, open-end mutual funds, banker acceptances and U.S. government bonds.

Whose trades are covered?	Are short-term trades acceptable?

Trades for Personal Accounts, including any account in which an Employee has a beneficial interest and each and every account for which an Employee, an Employee’s spouse, minor child or other dependent influences or controls investment decisions.
Employees are expected to not trade for short-term profits.

How long is approval valid?	Are contrary positions acceptable?

The trade must be executed on the day approval is given.	Contrary positions will not be approved except in special circumstances.

Who grants the approval?	How is approval granted?

The Chief Compliance Officer.	If approved, a copy of this form will be delivered to the Employee promptly and may be preceded by electronic confirmation and approval.

The Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of RCA’s Employees and the interests of its clients. The guidelines presented above address the most commonly asked questions. Please refer to the Code of Ethics for a complete explanation of these and other issues, or contact the Chief Compliance Officer directly.

Exhibit A-1

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics as follows: (i) there are no open orders to buy or sell the above security(ies); (ii) all transactions for clients in the above security(ies) have been completed for the day; or (iii) all transactions have been aggregated according to a pre-approved schedule.

Chief Compliance Officer	Date and Time Stamp

☐         If you wish to take a position contrary to RCA’s clients (i.e., by requesting approval to sell a security purchased and still held by clients or to purchase a security recently sold by clients), please explain below:
Exhibit A-2

Exhibit B

Form of Request for Pre-approval of Purchase or Sale of a Limited Investment
 Opportunity

Employee Name:	Account Name:

Estimated Date of Transaction	Buy	Sell	Shares/Amount	Security Name	Broker	Price

I confirm that I am not in possession of any Inside Information (as defined in RCA’s Code of Ethics) concerning this security or its issuer.

Employee Signature:

Who should submit this form?	What trades require approval?

All Employees.	Private Placements, IPOs and other Limited Investment Opportunities

When should this form be submitted?	Are short-term trades acceptable?

Before the trade is placed.	Employees are expected to not trade for short-term profits.

Whose trades are covered?	Are contrary positions acceptable?

Trades for Personal Accounts, including any account in which an Employee has a beneficial interest and each and every account for which an Employee, an Employee’s spouse, minor child or other dependent influences or controls investment decisions.
Contrary positions will not be approved except in special circumstances.

How long is approval valid?	How is approval granted?

The trade must be executed on the day approval is given.	If approved, a copy of this form will be delivered to the Employee promptly and may be preceded by electronic confirmation and approval.

Who grants the approval?

The Chief Compliance Officer.

The Code of Ethics is designed to avoid the actual or apparent conflicts of interest between the interests of RCA’s Employees and the interests of its clients. The guidelines presented above address the most commonly asked questions. Please refer to the Code of Ethics for a complete explanation of these and other issues, or contact the Chief Compliance Officer directly.

Exhibit B-1

Approval

Approval has been granted for the above transaction(s) in accordance with the current Code of Ethics as follows: (i) there are no open orders to buy or sell the above security(ies); (ii) all transactions for clients in the above security(ies) have been completed for the day; or (iii) all transactions have been aggregated according to a pre-approved schedule.

Chief Compliance Officer	Date and Time Stamp

☐
If you wish to take a position contrary to RCA’s clients (i.e., by requesting approval to sell a security purchased and still held by clients or to purchase a security recently sold by clients), please explain below:

Exhibit B-2

Exhibit C

Initial Holdings Report

(complete within ten days of becoming an Employee)

Employee:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Exhibit C-1

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:
Exhibit C-2

Exhibit D

Form of Authorization Letter

[Date]

[Broker name and address]

Re:	[Employee]

Dear Sir or Madam:

Please be advised that the above referenced person is an employee of Rosen Capital Advisors, LLC, an investment adviser registered with the State of California.  We request that you send duplicate confirmation of this employee’s transactions in securities, as well as duplicate statements to the attention of:

This request is made pursuant to the personal trading policies of Rosen Capital Advisors, LLC as required under federal and state law.

Thank you for your cooperation.

Sincerely,

Chief Compliance Officer

Authorization by Employee:
[name of employee]

cc:	[Employee]
Exhibit D-1

Exhibit E

Quarterly Transaction Report
(complete within 30 days of the ___ quarter of 20 ___ )

Employee:	Date:

Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.

1.	Transactions in Reportable Securities

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

2.	Transactions in Limited Offerings (Includes Private Placements, Hedge Funds, IPOs and Other Offerings Not Publicly Available)

Name of Security	Ticker Symbol or CUSIP	Broker	Number of Shares/ Principal Amount	Interest Rate & Maturity Date	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

Exhibit E-1

2.	Brokerage / Custody Accounts Opened During Quarter

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:
Exhibit E-2

Exhibit F

Annual Holdings Report

(to be accurate within 45 days of submission)

Employee:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	Brokerage / Custody Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Exhibit F-1

I hereby certify that during the calendar year  _________ I have complied with my obligations under the Code of Ethics as in effect during that period, including the obligations not to purchase or sell Publicly Traded Securities on the basis of “insider information” and to provide RCA with duplicate confirmations and quarterly report reflecting all purchases and sales of Publicly Traded Securities for my Personal Accounts.

Signature:

Reviewed by:

Print Name:	(the Chief Compliance Officer)

Signature:

Date:
Exhibit F-2

Exhibit G

Certificate of Receipt of Code of Ethics

I hereby certify that I have received a copy of the Code of Ethics of Rosen Capital Advisors, LLC and that I have read it and understand it.  I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein applicable to me.  I agree to abide by and comply with all such policies and procedures.

Employee Signature:

Print Name:

Date:

Exhibit G-1